Exhibit 99.1

FINANCIAL CONTACT:	COMPANY CONTACT:
Cassie R. Vlk, Director of Investor Relations	Thomas A. Bologna, CEO
Ostex International, Inc.	Ostex International, Inc.
206-292-8082	206-292-8082
e-mail: cvlk@ostex.com	e-mail: tbologna@ostex.com

OSTEX ANNOUNCES SHARHOLDER APPROVAL

OF MERGER WITH INVERNESS

SEATTLE, Washington — June 20, 2003 — Ostex International, Inc. (NASDAQ/NM: OSTX) announced that its shareholders voted to approve, at a special meeting held today, the agreement and plan of merger between Ostex and Inverness Medical Innovations, Inc. (AMEX: IMA).

Seventy percent (70%) of the votes cast were in favor of the merger.  The merger remains subject to certain closing conditions described in the merger agreement.  We currently expect the merger to be completed before the end of this month.

Under the merger agreement, Inverness will issue an aggregate of 1.9 million shares of its common stock for Ostex’ outstanding shares and Ostex options and warrants assumed by Inverness upon completion of the merger.  Based on Ostex’ current capital structure, each share of Ostex common stock will convert into approximately 0.1262 shares of Inverness common stock.  This conversion ratio would result in Inverness issuing approximately 1.6 million shares of Inverness common stock in exchange for outstanding Ostex common stock and reserving approximately 0.3 million shares of Inverness common stock for issuance upon the exercise of the outstanding Ostex stock options and warrants.

Ostex International develops and commercializes products to make disease management a reality with osteoporosis being the first area of focus.  The Company’s lead product, the Osteomark® NTx test, is available in multiple test formats and incorporates breakthrough and patented technology for the management and prevention of osteoporosis.

Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, successful and timely consummation of the proposed merger with Inverness and realization of the expected benefits of the merger and other risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and its other reports filed with the U.S. Securities and Exchange Commission.  Ostex undertakes no obligation to update any forward-looking statements.